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                                                FOR IMMEDIATE RELEASE
                                                Public and Investor Contact:
                                                Richard Hulnick, 973.808.7760
                                                rrh@primehospitality.com


               PRIME HOSPITALITY CORP. ANNOUNCES MANAGEMENT CHANGE

Fairfield, N.J., June 23, 2003 -- Prime Hospitality Corp. (NYSE: PDQ), today announced that Sr. Vice President and Chief Financial Officer Douglas Vicari will resign from the Company and leave his Board seat effective June 26, 2003. The Company also announced that Richard Szymanski, Vice President of Finance, will assume CFO duties until a permanent successor is found.

"We appreciate Doug's contribution as CFO and wish him continued success as he pursues new career opportunities," said A.F. Petrocelli, President and Chief Executive Officer of Prime. "Doug joined the Company in 1986 and was an instrumental member of the management team that led Prime's restructuring in the early 1990's." Prime Hospitality Corp., one of the nation's premiere lodging companies, owns, manages, develops and franchises more than 240 hotels throughout North America. The Company owns and operates three proprietary brands, Prime Hotels & Resorts(SM) (full-service), AmeriSuites(R) (all-suites), and Wellesley Inns & Suites(R) (limited service). Also within Prime's portfolio are owned and/or managed hotels operated under franchise agreements with national hotel chains including Hilton, Radisson, Sheraton and Holiday Inn. Prime can be accessed over the Internet at http://www.primehospitality.com.

Statements in this press release, other than statements of historical information, may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "anticipate," "project," "expect," "intends," "may result," "will continue" and words of similar impact identify forward-looking statements. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in future periods to differ materially from expected results. These risks include but are not limited to changes in economic conditions, supply and demand changes for hotel rooms, competition within the lodging industry, relationships with owners, franchisees and suppliers, the impact of government regulations, the availability of capital, the ability to attract and retain personnel and the impact of emerging technologies. Prime undertakes no obligation to update the information set forth herein. For further information regarding forward-looking statements and to some of the factors and uncertainties affecting us, please refer to the Company's filings with the Securities and Exchange Commission (SEC) copies of which are available from the SEC or may be obtained upon request from the Company.

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                     700 Route 46 East, Fairfield, NJ 07004